Exhibit 10.1

ANNUAL INCENTIVE PLAN
OF
KINDER MORGAN, INC.

ARTICLE 1.
GENERAL

1.1        Purpose

The Annual Incentive Plan (the "Plan") of Kinder Morgan, Inc. (the "Company") is intended to advance the best interests of the Company and its subsidiaries by providing certain employees with additional incentives through the discretionary payment of bonuses based on the performance of the Company and/or the employees relating to specified objective financial and business criteria, thereby increasing the personal stake of such employees in the continued success and growth of the Company and encouraging them to remain in the employ of the Company.  The Plan shall provide for Awards (as defined below) to executives (the "Executive Plan") and non-executives (the "Non-Executive Plan").

1.2        Administration Of The Plan

Except as otherwise provided herein, the Plan shall be administered by the Chief Manager (as defined in the Amended and Restated Limited Liability Company Agreement of Kinder Morgan Holdco LLC (“Holdco”), dated as of May 30, 2007, as amended (the "LLC Agreement")) of Holdco; provided, however that if there is no Chief Manager as a result of the occurrence of a “Management Rights Termination Event” (as defined in the LLC Agreement), the Board of Managers (as defined in the LLC Agreement) of Holdco (or the Compensation Committee thereof, if the Compensation Committee has been given such authority by the Board of Managers) shall administer the Plan and the matters contemplated under it.  As applicable, the Chief Manager, the Board of Managers or the Compensation Committee, as administrator, shall be referred to herein as the "Committee."  The Committee shall have authority, subject to the provisions of the Plan, in its discretion, to grant awards ("Awards") under the Plan, to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  All decisions and acts of the Committee shall be final and binding upon all Eligible Employees, Plan Participants and beneficiaries.  No member of the Committee shall be liable for any action taken, or determination made, in good faith.

1.3        Eligibility

"Eligible Employee" means any employee of the Company or its subsidiaries, except (i) an employee who is included in a unit of employees covered by a collective bargaining agreement unless such agreement expressly provides for eligibility under this Plan, and (ii) a director who is not an employee of the Company or its subsidiaries.  The Chairman and Chief Executive Officer of the Company ("Chairman") and all employees identified by the Chairman who report directly to the office of the Chairman shall be eligible to participate in the Executive Plan.  All other Eligible Employees shall be eligible to participate in the Non-Executive Plan.

1.4        Awards Under The Plan

The Committee shall designate the Eligible Employees, if any, to be granted Awards under the Plan.  Each Eligible Employee to whom an Award is granted shall be a "Participant."  No employee shall be a Participant or be entitled to any payment hereunder unless such employee is designated as a Participant and granted an Award by the Committee.  All Awards granted under the Plan shall be on the terms and subject to the conditions hereinafter provided.

1.5       Other Compensation Programs

The existence and terms of the Plan shall not limit the authority of the Board of Directors or the Committee in compensating employees of the Company or its subsidiaries in such other forms and amounts, including compensation pursuant to any other plans as may be in effect currently or adopted in the future, as the Board of Directors or the Committee may determine from time to time.

ARTICLE 2.
TERMS AND CONDITIONS OF AWARDS

2.1        Executive Plan

(a)        Establishment Of Performance Goals And Bonus Opportunity

Prior to or within 90 days after the commencement of each Performance Year, the Committee shall establish written Performance Goals and a Bonus Opportunity for each Award granted to a Participant in the Executive Plan for such Performance Year.  The Performance Goals shall be based on criteria established by the Committee, including but not limited to one or more of the following:

(1)	Company earnings per share;

(2)	Company or subsidiary cash distributions to shareholders or common unitholders;

(3)	Company or subsidiary earnings before interest and taxes or earnings before interest, taxes and corporate charges;

(4)	Company or subsidiary net income;

(5)	Company or subsidiary revenues;

(6)	Company or subsidiary unit revenues minus unit variable costs;

(7)	Company or subsidiary return on capital, return on equity, return on assets, or return on invested capital;

(8)	Company or subsidiary cash flow, return on assets or cash flows from operating activities;

(9)	Company or subsidiary capital expenditures;

(10)	Company or subsidiary operations and maintenance expense or general and administrative expense;

(11)	Company or subsidiary debt-equity ratios and key profitability ratios; and

(12)	Company stock price.

At the time of establishing the Performance Goals, the Committee shall specify (i) the formula to be used in calculating the compensation payable to a Participant if the Performance Goals are obtained, and (ii) the individual employee or class of employees to which the formula applies.  The Bonus Opportunity shall be expressed as an amount of cash. The Committee may also specify a minimum acceptable level of achievement of the relevant Performance Goals, as well as one or more additional levels of achievement, and a formula to determine the percentage of the Bonus Opportunity deemed to have been earned by the Participant upon attainment of each such level of achievement, which percentage may exceed 100%.  The Performance Goals and Bonus Opportunity relating to any particular Award need not be the same as those relating to any other Award, whether made at the same or a different time.  Notwithstanding the terms of any Award, the maximum payout under this Plan to any individual for any Performance Year shall not exceed $3,000,000.

(b)        Performance Year

The Performance Year with respect to an Executive Plan Award shall be the calendar year within which the Performance Goals relating to that Award are to be achieved.

(c)        Earning Of Award

Promptly after the date on which the necessary information for a particular Performance Year becomes available, the Committee shall determine the extent to which the Bonus Opportunity for such Performance Year has been earned, through the achievement of the relevant Performance Goals, by each Participant for such Performance Year.

2.2        Non-Executive Plan

(a)        Performance Year

The Performance Year for the Non-Executive Plan shall be the calendar year applicable to the Executive Plan except that, for non-exempt Eligible Employees, the Performance Year shall be the period containing all time worked and used to determine pay beginning November 1 of the prior calendar year and ending October 31 of the calendar year applicable for the Executive Plan.

(b)        Determination of Award

For each Performance Year, the Committee may grant Awards to Participants in the Non-Executive Plan.  The Awards shall be determined by the Committee, in its sole discretion, based on recommendations made by the Company's management.  Such recommendations may be based on a number of factors, or any combination of them, including, but not limited to, market data, Company performance, and the performance of individual Participants.  The Committee shall have the sole discretion to determine whether any Eligible Employee will be designated a Participant and granted an Award.

2.3        Discretionary Downward Adjustments

At any time after an Award has been granted but before the Award has been paid, the Committee, in its sole and absolute discretion, may reduce or eliminate the Award granted to any Participant for any reason or for no reason, including, but without limitation, the Committee's judgment that the Performance Goals have become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or the Participant's service for less than the entire Performance Year, for example. The reduction or elimination of an Award for a Participant may not increase the amount of an Award to another Participant.

2.4        Distributions

As soon as administratively feasible after the Committee has (i) determined the extent to which the Bonus Opportunity relating to an Award under the Executive Plan has been earned pursuant to Section 2.1(c), or (ii) granted an Award under the Non-Executive Plan, such Award shall be distributed in one lump sum either in cash or in such other form of payment (for example, equity) that the Committee, in its discretion, may determine, provided that no such other form shall result in a deferral of compensation to which Section 409A of the Internal Revenue Code of 1986, as amended, applies.

2.5        Change In Control

Notwithstanding any other provision of this Plan (other than in the last sentence of this Section 2.5) or contained in any Award granted hereunder (including any provision for deferred payment thereof), upon the occurrence of a Change in Control (as defined in Section 3.6), the Committee, in its discretion, may take any action with respect to outstanding Awards that it deems appropriate, which action may vary among Awards granted to individual Participants.  In the event that such action is to distribute an Award, the Award shall be distributed in a lump sum no later than 30 days after the Change in Control.  If a Change in Control occurs and, in connection with or as a result of such Change in Control, Richard D. Kinder no longer holds or does not continue to hold the office of Chairman of the Company, each Participant under the (i) Executive Plan shall be deemed to have earned 100% of the Bonus Opportunities contained in any outstanding Awards for which the determination described in Section 2.1(c) has not been made, or, if such determination described in Section 2.1(c) has been made, the full amount of the portion of the Bonus Opportunity which was determined to have been earned, (ii) Non-Executive Plan shall be deemed to have earned an Award equal to the Award most recently paid to such Participant under the Plan (or, if no Awards have yet been paid under the Plan, an Award equal to the award paid to such Participant for 2009 under the prior Annual Incentive Plan), and (iii) the amount of such Bonus Opportunities or Awards under (i) or (ii), as applicable, shall be paid promptly (and no later than 30 days after the Change in Control) in a cash lump sum.

2.6        Termination of Employment

Except in the case of a payment made in connection with a Change in Control under Section 2.5, a Participant shall forfeit all rights to a distribution of an Award if the Participant ceases to be employed by the Company or a subsidiary for any reason prior to the date the Award is distributed.  For greater certainty, the Participant ceases to be employed by the Company or a subsidiary on the later of the date on which the Participant receives written notice of termination or the last date on which the Participant provides services to the Company or subsidiary.

ARTICLE 3.
ADDITIONAL PROVISIONS

3.1        Amendments

The Board of Directors may, in its sole discretion, amend the Plan from time to time or terminate the Plan at any time.  Any such amendment may be made without stockholder approval unless required to satisfy any applicable laws or securities exchange rules. Notwithstanding this or any other provision of this Plan to the contrary, in connection with a Change in Control (a) neither the Committee nor the Board of Directors may adjust any Award in effect immediately prior to such Change in Control in a manner adverse to the Participant, and (b) the Board of Directors may not amend the provisions of this Plan relating to such Change in Control or any such Award in a manner adverse to a Participant, in either case without the consent of the affected Participant.

3.2        Withholding

Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state, local or provincial withholding tax obligations of the Company.

3.3        Non-Assignability; Death Of Participant

No Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution.  In the event of the death of a Participant, any payments due to such Participant shall be paid to his beneficiary designated in writing to the Committee, or, if none has been designated, to his estate.

3.4       Non-Uniform Determinations

Determinations by the Committee under the Plan (including, without limitation, determinations of the persons to receive Awards; the terms and provisions of such Awards; the relevant Performance Goals; the amount of Bonus Opportunity; and the amount of any downward adjustment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

3.5       No Guarantee Of Employment

The grant of an Award under the Plan shall not constitute an assurance of continued employment for any period.

3.6       Change In Control

(a)        "Change in Control" means:

(i)        after January 1, 2010, any natural person, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and including any group acting for the purpose of acquiring, holding, voting or disposing of securities of an issuer within the meaning of Rule 13d-5(b)(1) under the Exchange Act (each of the foregoing, a "Group"))(any such natural person, entity or Group being referred to herein as a "Person"), other than a Permitted Person (hereinafter defined), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, amalgamation, consolidation or other business combination, purchase, formation of a group, recapitalization, reclassification or otherwise, of securities of the Company, Holdco or any entity through which Holdco, directly or indirectly, owns voting securities of the Company (an "Intermediate Entity") representing fifty percent (50%) or more of the voting power of the Company, Holdco or such Intermediate Entity (or the surviving or resulting entity), as the case may be, after giving effect to the transaction;

(ii)        a sale, merger, amalgamation, consolidation or other business combination, purchase, recapitalization, reclassification or transaction or series of related transactions involving the Company, any Intermediate Entity or Holdco as a result of which the voting securities of the Company, such Intermediate Entity or Holdco, as the case may be, outstanding immediately before such transaction or series of related transactions do not continue to represent (either by remaining outstanding by being converted into the voting securities of the surviving or resulting entity) at least 50% of the voting power of the Company, such Intermediate Entity, Holdco or such surviving or resulting entity, as the case may be, after giving effect to such transaction or series of related transactions;

(iii)        the sale or transfer of, or the approval by the relevant security holders of an agreement for the sale or transfer of, all or substantially all of the assets of the Company, of any Intermediate Entity or of Holdco, in a single transaction or series of related transactions, in any case other than to an entity of which more than 50% of the voting power is held by Permitted Persons; or

(iv)        the shareholders or relevant security holders of the Company, any Intermediate Entity or Holdco approve a plan of complete liquidation of the Company, any Intermediate Entity or Holdco, unless all of the assets of the affected entity will be distributed in such liquidation to a Permitted Person.

(b)        “Permitted Person” means (i) with respect to Holdco, Richard D. Kinder or any Group controlled by Richard D. Kinder (for purposes of this Plan, Richard D. Kinder shall not be on the date of this Plan deemed to control Holdco or any investors in Holdco), (ii) with respect to any particular Intermediate Entity, (x) Richard D. Kinder or any Group controlled by Richard D. Kinder, (y) Holdco, if no Change of Control has occurred with respect to Holdco, or (z) a second Intermediate Entity through which Holdco owns voting securities of the particular Intermediate Entity, if no Change of Control has occurred with respect to (A) such second Intermediate Entity, (B) any third Intermediate Entity through which Holdco owns voting securities of such second Intermediate Entity, or (C) Holdco, and (iii) with respect to the Company, (x) Richard D. Kinder or any Group controlled by Richard D. Kinder, (y) Holdco, if no Change of Control has occurred with respect to Holdco, or (z) any Intermediate Entity, if no Change of Control has occurred with respect to (A) such Intermediate Entity, (B) any other Intermediate Entity through which Holdco owns voting securities of such Intermediate Entity, or (C) Holdco.

(c)        References herein to any Section of or Rule under the Exchange Act include any successor provision.

3.7        Limitation on Certain Payments

Notwithstanding any other provision of this Plan, the Company shall not make or be obligated to make any payment hereunder which would require the approval of the majority of the Board of Managers of Holdco under the Holdco LLC Agreement unless such approval has been given.

3.8        Unfunded Status Of Awards; Creation Of Trusts

The Plan is intended to constitute an "unfunded" plan.  With respect to any amounts payable to a Participant pursuant to an Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Award, or the taking of any other action pursuant to the Plan, shall give any such Participant any rights that are greater than those of a general creditor of the Company.  The Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan; however, such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

3.9        Effective Date Of Plan

The Plan shall become effective on January 1, 2010.